UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 21, 2017

ENERGY 11, L.P.
(Exact name of registrant as specified in its charter)

Delaware	000-55615	46-3070515
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

120 W 3rd Street, Suite 220 Fort Worth, Texas	76102
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (817) 882-9192

                               Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☑

Energy 11, L.P. (the “Partnership”) is filing this report in accordance with Items 1.01, 2.03, 8.01 and 9.01 of Form 8-K.

Item 1.01 – Entry into a Material Definitive Agreement

On November 21, 2017, the Partnership, as the borrower, entered into a loan agreement (the “Loan Agreement”) with Bank SNB (the “Lender”), which provides for a revolving credit facility (the “Credit Facility”) with an approved initial commitment amount of $20 million (the “Revolver Commitment Amount”), subject to borrowing base restrictions. The commitment amount may be increased up to $75 million with Lender approval. The Partnership paid an origination fee of 0.30% of the Revolver Commitment Amount, or $60,000, and is subject to additional origination fees of 0.30% for any borrowings made in excess of the Revolver Commitment Amount. The Partnership is also required to pay an unused facility fee of 0.50% on the unused portion of the Revolver Commitment Amount, based on the amount of borrowings outstanding during a quarter. The maturity date is November 21, 2019.

Under the Loan Agreement, the initial borrowing base is $30 million. However, the borrowing base is subject to redetermination semi-annually based upon the Lender’s analysis of the Partnership’s proven oil and natural gas reserves. Outstanding borrowings under the Credit Facility cannot exceed the lesser of the borrowing base or the Revolver Commitment Amount at any time. The interest rate, subject to certain exceptions, is equal to the London Inter-Bank Offered Rate (LIBOR) plus a margin ranging from 2.50% to 3.50%, depending upon the Partnership’s borrowing base utilization, as calculated under the terms of the Loan Agreement.

At closing, the Partnership borrowed $20.0 million. The proceeds were used to repay closing costs, the $5.9 million outstanding balance of the Seller Note executed in conjunction with the Partnership’s March 31, 2017 acquisition, and the $1.0 million deferred purchase price due to the seller in conjunction with the Partnership’s December 18, 2015 acquisition. The Credit Facility will provide additional liquidity for capital investments, including the drilling and completion of the six wells described in Item 8.01 below, and other corporate working capital requirements. Under the terms of the Loan Agreement, the Partnership may make voluntary prepayments, in whole or in part, at any time with no penalty. The Credit Facility is secured by a mortgage and first lien position on at least 80% of the Partnership’s producing wells. The Partnership currently owns an approximate 26-27% non-operated working interest in 216 existing producing wells and 253 future development sites in the Sanish field located in Mountrail County, North Dakota (collectively, the “Sanish Field Assets”).

The Credit Facility contains mandatory prepayment requirements, customary affirmative and negative covenants and events of default.  The financial covenants include:

•	a maximum leverage ratio
•	a minimum current ratio
•	maximum distributions

The foregoing summary does not purport to be a complete statement of the terms and conditions under the Loan Agreement, and is qualified in its entirety by the full terms and conditions of the Loan Agreement, which is filed as Exhibit 10.6 to this current report on Form 8-K and incorporated herein by reference.

Item 2.03 – Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this report is hereby incorporated by reference into this Item 2.03.

Item 8.01 – Other Events

Oil and Natural Gas Property Development

In October 2017, the Partnership elected to participate in the drilling and completion of two new wells, which are anticipated to be completed by December 2017. In November 2017, the Partnership elected to participate in the drilling and completion of two additional wells, to be started in late 2017 and completed in the first quarter of 2018. These four wells will be drilled and operated by Oasis Petroleum, Inc. (NYSE: OAS), and the Partnership will have an estimated approximate 7-9% non-operated working interest rights in these four wells.

In November 2017, the Partnership elected to participate in the drilling and completion of two additional wells to be drilled and operated by Whiting Petroleum Corporation (NYSE: WLL) (“Whiting”). The Partnership expects these two wells to be started in late 2017 and completed in first quarter of 2018. The Partnership will have an estimated approximate 29% non-operated working interest rights in these two wells. Whiting operates substantially all of the Sanish Field Assets.

In total, capital expenditures for the drilling and completion of the six wells discussed above are estimated to be approximately $7.0 million.

Limited Partner Distributions

Currently, the Partnership’s annualized distribution rate is $1.40 per common unit, or an annualized return of seven percent based on a liquidation preference of each limited partner’s net investment amount of $20.00 per common unit. On November 21, 2017, the Board of Directors of Energy 11 GP, LLC (“General Partner”) approved a reduction to the annualized distribution rate to $1.20 per common unit, or an annualized return of six percent based on a liquidation preference of each limited partner’s net investment amount of $20.00 per common unit. The new distribution rate will be effective with the planned November 29, 2017 distribution. The General Partner will continue to monitor the distribution rate in conjunction with the Partnership’s projected cash requirements for operations, capital expenditures and debt service.

The $0.20 per common unit difference between the revised distribution rate of $1.20 per common unit and the $1.40 per common unit will be accrued and is required to be paid before final Payout occurs as defined in the Partnership’s prospectus.

Item 9.01 – Financial Statements and Exhibits

(d)  Exhibits

Exhibit 10.6	Revolver Loan Agreement dated as of November 21, 2017 between Energy 11, L.P. and Energy 11 Operating Company, LLC, collectively as borrowers, and Bank SNB, as lender.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	November 22, 2017

ENERGY 11, L.P.

		By:	/s/ David McKenney
David McKenney
Chief Financial Officer of Energy 11 GP, LLC